                                                                    EXHIBIT 3.1

                                   CORRECTED

                    RESTATED CERTIFICATION OF INCORPORATION

                                      OF

                             McKESSON CORPORATION

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is McKesson Corporation.

2. A Restated Certification of Incorporation of the Corporation was filed with the Secretary of State, State of Delaware, on March 29, 1995.

3. The Restated Certificate of Incorporation contained inacccuracies in the heading and in the introductory paragraphs preceding Article I in that the former name of the Corporation was omitted from the heading and that it contained references to Sections 141(f) and 242. A paragraph also stated that the Restatement was further amending the Certificate of Incorporation which was incorrect.

4. The Restated Certificate of Incorporation is corrected in its entirety in the form attached hereto as Exhibit A.

     IN WITNESS WHEREOF, SAID McKesson Corporation has caused this Certificate to be signed by Nancy A. Miller, its Vice President.

                                           McKESSON CORPORATION

Date: June 9, 1995

                                           By  /s/ Nancy A. Miller
                                             --------------------------------
                                                Nancy A. Miller
                                                Vice President

                                                                     Exhibit A



                               CORRECTED RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              McKESSON CORPORATION
                    (Originally Incorporated on July 7, 1994
                      Under the Name of SP Ventures, Inc.)



                                   ARTICLE I.

The name of the Corporation is McKesson Corporation.


                                  ARTICLE II.

The address of the registered office of the Corporation within the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover 19901, County of Kent. The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.


                                  ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                  ARTICLE IV.

The total number of shares of stock of all classes which the Corporation has authority to issue is 300,000,000 shares, divided into 100,000,000 shares of Series Preferred Stock, par value $0.01 per share (herein called the "Series Preferred Stock"), and 200,000,000 shares of Common Stock, par value $.01 per share (herein called the "Common Stock"). The aggregate par value of all shares having par value is $3,000,000.

The Board of Directors of the Corporation is expressly authorized, as shall be stated and expressed in the resolution or resolutions it adopts, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Series Preferred Stock in one or more class or series, in addition to the shares thereof specifically provided for in this
Article IV, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; or (v) subject to the terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series; all as may be stated in such resolution or resolutions.

The number of authorized shares of Series Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Series Preferred Stock, as the case may be, or of any series thereof, unless a vote of any such holders is required pursuant to the provisions of this Article IV or the certificate or certificates establishing any additional series of such stock.

A description of each class of the Corporation's stock, with the powers, designations, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, is as follows:


I.  SERIES PREFERRED STOCK

A.  General Provisions Relating to All Series

1. The Board of Directors shall have authority to classify and reclassify any unissued shares of the Series Preferred Stock from time to time by setting or changing in any one or more respects the powers, designations, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions of the Series Preferred Stock. Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of Series Preferred Stock shall include, without limitation, subject to the provisions of this Certificate of Incorporation, authority to classify or reclassify any unissued shares of such stock into one or more series of Series Preferred Stock, and to divide and classify shares of any series into one or more series of Series Preferred Stock by determining, fixing or altering one or more of the following:

  (a) The distinctive designation of such series and the number of shares to constitute such series; provided that, unless otherwise prohibited by the terms of such or any other series, the number of shares of any series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other series shall remain part of the authorized Series Preferred Stock and be subject to classification and reclassification as provided in this Section.

  (b) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other series of Series Preferred Stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

  (c) Whether or not shares of such series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

  (d) Whether or not shares of such series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

  (e) Whether or not shares of such series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

  (f) The rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other series of Series Preferred Stock.

  (g) Whether or not there shall be any limitations applicable, while shares of such series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this Section, and, if so, the terms and conditions thereof .

  (h) Any other powers, designations, preferences and relative, participating, optional and other rights, if any, and any other qualifications, limitations and restrictions, on the shares of such series, not inconsistent with law and this Certificate of Incorporation.

2. For the purposes hereof and of any certificate providing for the classification or reclassification of any shares of Series Preferred Stock or of any other charter document of the Corporation (unless otherwise provided in any such certificate or document), any class or series of stock of the Corporation shall be deemed to rank:

  (a) Prior to a particular class or series of stock if the holders of such class or classes or series shall be entitled to the receipt of dividends or of amounts distributable in the event of any liquidation, dissolution or winding up, as the case may be, in preference to or with priority over the holders of such particular class or series of stock;

  (b) On a parity with a particular class or series of stock, whether or not the dividend rates, dividend payment dates, voting rights or redemption or liquidation prices per share thereof, be different from those of such particular class or series of stock, if the rights of holders of such class or classes or series to the receipt of dividends or of amounts distributable in event of any liquidation, dissolution or winding up, as the case may be, shall be neither (i) in preference to, or with priority over, nor (ii) subject or subordinate to, the rights of holders of such particular class or series of stock in respect of the receipt of dividends or of amounts distributable in the event of any liquidation, dissolution or winding up of the Corporation, as the case may be; and

  (c) Junior to a particular class or series of stock if the rights of the holders of such class or classes or series shall be subject or subordinate to the rights of the holders of such particular class or series of stock in respect of the receipt of dividends or of amounts distributable in the event of any liquidation, dissolution or winding up, as the case may be.

B.  Series A Junior Participating Preferred Stock

1. Designation and Amount. The shares of this series shall be designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series shall initially be 10,000,000, par value $0.01 per share, such number of shares to be subject to increase or decrease by action of the Board of Directors as evidenced by a certificate or certificates evidencing such change.

2. Dividends and Distributions.

  (a) The holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first business day of January, April, July and October in each year (each such date being referred to herein as a "Series A Quarterly Dividend Payment Date"), commencing on the first Series A Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $10.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Series A Quarterly Dividend Payment Date, or, with respect to the first Series A Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after November 1, 1994 (the "Rights Declaration Date") (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, or (C) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  (b) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Series A Quarterly Dividend Payment Date and the next subsequent Series A Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Series A Quarterly Dividend Payment Date.

  (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Series A Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Series A Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Series A Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Series A Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Series A Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

  (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  (b) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

  (c) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series Preferred Stock, (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Directors.

     (ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Series Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent (10%) in number of shares of Series Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Series Preferred Stock of such voting right. At any meeting at which the holders of Series Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two
     (2) Directors or, if such right is exercised at an annual meeting, to elect two (2)

     Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Series Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Series Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating
                          ---- -----
     Preferred Stock.

     (iii) Unless the holders of Series Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Series Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Series Preferred Stock are entitled to vote pursuant to this paragraph (c)(iii) shall be given to each holder of record of Series Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Series Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

     (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Series Preferred Stock shall have exercised their right to elect two (2) Directors voting as a class, after the exercise of which right (A) the Directors so elected by the holders of Series Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (B) any vacancy in the Board of Directors may (except as provided in paragraph (c)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (B) of the preceding sentence.

     (v) Immediately upon the expiration of a default period, (A) the right of the holders of Series Preferred Stock as a class to elect Directors shall cease, (B) the term of any Directors elected by the holders of Series Preferred Stock as a class shall terminate, and (C) the number of Directors shall be such number as may be provided for in this Certificate of Incorporation or the By-laws of the Corporation irrespective of any increase made pursuant to the provisions of paragraph (c)(ii) of this
     Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in this Certificate of Incorporation or the By-laws of the Corporation). Any vacancies in the Board of Directors effected by the provisions of clauses (B) and (C) in the preceding sentence may be filled by a majority of the remaining Directors.

  (d) Except as set forth herein or as otherwise required by applicable law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.  Certain Restrictions.

  (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

     (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

     (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

     (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock;

     (iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

  (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series Preferred Stock and may be reissued as part of a new series of Series Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

6.  Liquidation, Dissolution or Winding Up.

  (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

  (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

  (c) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date
(a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Series Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

10. Amendment. This Certificate of Incorporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.


II. COMMON STOCK

A. Dividends. Subject to all of the rights of the Series Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds legally available for the payment of dividends.

B. Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Series Preferred Stock shall have been paid in full amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been deposited in trust with a bank or trust company having its principal office in the Borough of Manhattan, City, County and State of New York, having a capital, undivided profits and surplus aggregating at least $5,000,000, for the benefit of the holders of the Series Preferred Stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

C. Voting Rights. Except as otherwise expressly provided with respect to the Series Preferred Stock and except as otherwise may be required by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and each holder of Common Stock shall be entitled to one vote for each share held.


                                  ARTICLE V.

A.  Board of Directors of the Corporation.

1. General Provisions. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The exact number of directors shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation and may be increased or decreased as therein provided. Directors of the Corporation need not be elected by ballot unless required by the By-laws.

2. Classification of Board of Directors. The directors shall be divided into three classes. Each such class shall consist, as nearly as may be possible, of one-third of the total number of directors, and any remaining directors shall be included within such group or groups as the Board of Directors shall designate. At the annual meeting of stockholders in 1994, a class of directors shall be elected for a one-year term, a class of directors for a two-year term and a class of directors for a three-year term. At each succeeding annual meeting of stockholders, beginning in 1995, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director may be removed from office for cause only and, subject to such removal, death, resignation, retirement or disqualification, shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualify. No alteration, amendment or repeal of this Article V or the By-Laws of the Corporation shall be effective to shorten the term of any director holding office at the time of such alteration, amendment or repeal, to permit any such director to be removed without cause, or to increase the number of directors in any class or in the aggregate from that existing at the time of such alteration, amendment or repeal until the expiration of the terms of office of all directors then holding office, unless (i) in the case of this Article V, such alteration, amendment or repeal has been approved by the holders of all shares of stock entitled to vote thereon, or (ii) in the case of the By-Laws, such alteration, amendment or repeal has been approved by either the holders of all shares entitled to vote thereon or by a vote of a majority of the entire Board of Directors.

3. Directors Appointed by a Specific Class of Stockholders. To the extent that any holders of any class or series of stock other than Common Stock issued by the Corporation shall have the separate right, voting as a class or series, to elect directors, the directors elected by such class or series shall be deemed to constitute an additional class of directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting right to the holders of such class or series of stock, and any such class of directors shall be in addition to the classes designated above.


                                  ARTICLE VI.

A. General Provisions. The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of its directors and stockholders:

1. Amendments to the Certificate of Incorporation. Subject to the provisions of applicable law, the Corporation reserves the right from time to time to make any amendment to its Certificate of Incorporation, now or hereafter authorized by law, including any amendment which alters the contract rights as expressly set forth therein, of any outstanding stock.

2. Amendments to the By-Laws. The Board of Directors is expressly authorized to adopt, alter and repeal the By-Laws of the Corporation in whole or in part at any regular or special meeting of the Board of Directors, by vote of a majority of the entire Board of Directors. Except where this Certificate of Incorporation otherwise requires a higher vote, the By-Laws may also be adopted, altered or repealed in whole or in part at any annual or special meeting of the stockholders by the affirmative vote of three-fourths of the shares of the Corporation outstanding and entitled to vote thereon.

3. No Preemptive Rights. No holder of any class of stock of the Corporation, whether now or hereafter authorized or outstanding, shall have any preemptive, preferential or other right to subscribe for or purchase any class of the Corporation's stock, whether now or hereafter authorized or outstanding, which it may at any time issue or sell, or to subscribe for or purchase any notes, debentures, bonds or other securities which it may at any time issue or sell, whether or not the same be convertible into or exchangeable for or carry options or warrants to purchase shares of any class of the Corporation's stock or other securities, or to receive or purchase any warrants or options which may be issued or granted evidencing the right to purchase any such stock or other securities, it being intended by this Section 3 that all preemptive rights of any kind applicable to securities of the Corporation are eliminated.

4. Vote Required to Take Action; Action by Written Consent. Except as otherwise provided in this Certificate of Incorporation and except as otherwise provided by applicable law, the Corporation may take or authorize any action upon the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter thereof. Action shall be taken by stockholders of the Corporation only at annual or special meetings of stockholders, and stockholders may act in lieu of a meeting only by unanimous written consent.

5. Compensation of Directors. The Board of Directors may determine from time to time the amount and type of compensation which shall be paid to its members for service on the Board of Directors. The Board of Directors shall also have the power, in its discretion, to provide for and to pay to directors rendering services to the Corporation not ordinarily rendered by directors, as such, special compensation appropriate to the value of such services, as determined by the Board from time to time.

6. Interested Transactions. Any director or officer individually, or any partnership of which any director or officer may be a member, or any corporation or association of which any director or officer may be an officer, director, trustee, employee or stockholder, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and in the absence of fraud no contract or other transaction shall be thereby affected or invalidated. Any director of the Corporation who is so interested, or who is also a director, officer, trustee, employee or stockholder of such other corporation or association or a member of such partnership which is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director, officer, trustee, employee or stockholder of such other corporation or association or not so interested or a member of a partnership so interested; provided that in case a director, or a partnership, corporation or association
- --------
of which a director is a member, officer, director, trustee or employee is so interested, such fact shall be disclosed or shall have been known to the Board of Directors or a majority thereof. This paragraph shall not be construed to invalidate any such contract or transaction which would otherwise be valid under the common and statutory law applicable thereto.

7. Indemnification. The Corporation shall indemnify (a) its directors to the fullest extent permitted by the laws of the State of Delaware now or hereafter in force, including the advancement of expenses under the procedures provided by such laws, (b) all of its officers to the same extent as it shall indemnify its directors, and (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. Subject only to any limitations prescribed by the laws of the State of Delaware now or hereafter in force, the foregoing shall not limit the authority of the Corporation to indemnify the directors, officers and other employees and agents of this Corporation consistent with law and shall not be deemed to be exclusive of any rights to which those indemnified may be entitled as a matter of law or under any resolution, By-Law provision, or agreement.

8. Court-Ordered Meetings of Creditors and/or Stockholders. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

9. Liability of Directors. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Section 9 does not affect the availability of equitable remedies for breach of fiduciary duties.


                                  ARTICLE VII.

A.  Vote Required for Certain Business Combinations

1. Voting Requirements. In addition to any vote otherwise required by law or this Certificate of Incorporation, a Business Combination (such term, and certain other capitalized terms referred to in this Article VII, as defined in
Section 3 of this Article VII) shall be recommended by the Board of Directors and approved by the affirmative vote of at least:

  (a) 80 percent of the votes entitled to be cast by outstanding shares of voting stock of the Corporation, voting together as a single voting group; and

  (b) Two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by an Interested Stockholder who is (or whose Affiliate is) a party to the Business Combination or an Affiliate or Associate of the Interested Stockholder, voting together as a single voting group.

2.  When Voting Requirements Not Applicable.

  (a) The vote required by Section 1 of this Article VII does not apply to a Business Combination if each of the following conditions is met:

     (i) The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of common stock in such Business Combination is at least equal to the highest of the following:

       (A) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of common stock of the same class or series acquired by it: (x) within the 2 year period immediately prior to the Announcement Date of the proposal of the Business Combination; or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or

       (B) The Market Value per share of common stock of the same class or series on the Announcement Date or on the Determination Date, whichever is higher; or

       (C) The price per share equal to the Market Value per share of common stock of the same class or series determined pursuant to subparagraph
       (i)(B) of this paragraph (a), multiplied by the fraction of: (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of common stock of the same class or series acquired by it within the 2 year period immediately prior to the Announcement Date, over
       (y) the Market Value per share of common stock of the same class or series on the first day in such 2 year period on which the Interested Stockholder acquired any shares of common stock.

     (ii) The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding stock other than Common Stock is at least equal to the highest of the following (whether or not the Interested Stockholder has previously acquired any shares of a particular class or series of stock):

       (A) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of stock acquired by it: (x) within the 2 year period immediately prior to the Announcement Date of the proposal of the Business Combination; or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or

       (B) The highest preferential amount per share to which the holders of shares of such class of stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

       (C) The Market Value per share of such class of stock on the Announcement Date or on the Determination Date, whichever is higher; or

       (D) The price per share equal to the Market Value per share of such class of stock determined pursuant to subparagraph (ii)(B) of this paragraph
       (a), multiplied by the fraction of: (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of any class of Voting Stock acquired by it within the 2 year period immediately prior to the Announcement Date, over (y) the Market Value per share of the same class of voting stock on the first day in such 2 year period on which the Interested Stockholder acquired any shares of the same class of Voting Stock.

     (iii) The consideration to be received by holders of any class or series of outstanding stock is to be in cash or in the same form as the Interested Stockholder has previously paid for shares of the same class or series of stock. If the Interested Stockholder has paid for shares of any class of stock with varying forms of consideration, the form of consideration for such class of stock shall be either cash or the form used to acquire the largest number of shares of such class or series of stock previously acquired by it.

     (iv) After the Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:

       (A) There shall have been: (x) no reduction in the annual rate of dividends paid on any class or series of stock of the Corporation that is not preferred stock (except as necessary to reflect any subdivision of the stock); (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the stock; and (z) the Interested Stockholder did not become the beneficial owner of any additional shares of stock of the Corporation except as part of the transaction which resulted in such Interested Stockholder becoming an Interested Stockholder or by virtue of proportionate stock splits or stock dividends.

       (B) The provisions of subparagraphs (x) and (y) of subparagraph (iv)(A) do not apply if no Interested Stockholder or an Affiliate or Associate of the Interested Stockholder voted as a director of the Corporation in a manner inconsistent with such sub-subparagraphs and the Interested Stockholder, within 10 days after any act or failure to act inconsistent with such sub-subparagraphs, notifies the Board of Directors of the Corporation in writing that the Interested Stockholder disapproves thereof and requests in good faith that the Board of Directors rectify such act or failure to act.

     (v) After the Interested Stockholder has become an Interested Stockholder, the Interested Stockholder may not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any of its Subsidiaries, whether in anticipation of or in connection with such Business Combination or otherwise.

  (b) The requirements of Section 1 of this Article VII do not apply to Business Combinations that, as to specifically identified Interested Stockholders or their Affiliates, have been approved or exempted therefrom by resolution of the Board of Directors of the Corporation at any time prior to the time that the Interested Stockholder first became an Interested Stockholder. If the Board of Directors so provides, the resolution shall be subject to approval of the stockholders in the manner and by the vote specified in the resolution.

3. Definitions. In this Article VII, the following words have the meanings indicated:

  (a) "Affiliate," including the term "affiliated person," means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person .

  (b) "Announcement Date" means the first general public announcement of the proposal or intention to make a proposal of the Business Combination or its first communication generally to stockholders of the Corporation, whichever is earlier;

  (c) "Associate," when used to indicate a relationship with any person, means:

     (i) Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation) of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of Equity Securities;

     (ii) Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

     (iii) Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its Affiliates.

  (d) "Beneficial Owner," when used with respect to any Voting Stock, means a person:

     (i) That, individually or with any of its Affiliates or Associates, beneficially owns Voting Stock, directly or indirectly; or

     (ii) That, individually or with any of its Affiliates or Associates, has:

       (A) The right to acquire Voting Stock (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

       (B) The right to vote Voting Stock pursuant to any agreement, arrangement, or understanding; or

     (iii) That has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such shares of Voting Stock.

  (e) "Business Combination" means:

     (i) Unless the merger, consolidation, or share exchange does not alter the contract rights of the stock as expressly set forth in this Certificate of Incorporation or change or convert in whole or in part the outstanding shares of stock of the Corporation, any merger or consolidation of the Corporation or any Subsidiary with (A) any Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) which is, or after the merger or consolidation, would be, an Affiliate of an Interested Stockholder that was an Interested Stockholder prior to the transaction.

     (ii) Any sale, lease, transfer or other disposition, other than in the ordinary course of business, in one transaction or a series of transactions in any 12-month period, to any Interested Stockholder or any Affiliate of any Interested Stockholder (other than the Corporation or any of its Subsidiaries) of any assets of the Corporation or any Subsidiary having, measured at the time the transaction or transactions are approved by the Board of Directors of the Corporation, an aggregate book value as of the end of the Corporation's most recently ended fiscal quarter of 10 percent or more of the total Market Value of the outstanding stock of the Corporation or of its net worth as of the end of its most recently ended fiscal quarter;

     (iii) The issuance or transfer by the Corporation, or any Subsidiary, in one transaction or a series of transactions, of any Equity Securities of the Corporation or any Subsidiary which have an aggregate Market Value of 5 percent or more of the total Market Value of the outstanding stock of the Corporation to any Interested Stockholder or any Affiliate of any Interested Stockholder (other than the Corporation or any of its Subsidiaries) except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the Corporation's voting stock or any other method affording substantially proportionate treatment to the holders of Voting Stock;

     (iv) The adoption of any plan or proposal for the liquidation or dissolution of the Corporation in which anything other than cash will be received by an Interested Stockholder or any Affiliate of any Interested Stockholder; or

     (v) Any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation, of the Corporation with any of its Subsidiaries which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by 5 percent or more of the total number of outstanding shares, the proportionate amount of the outstanding shares of any class of Equity Securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

  (f) "Common Stock" means any stock other than preferred or preference stock.

  (g) "Control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the beneficial ownership of 10 percent or more of the votes entitled to be cast by a corporation's voting stock creates a presumption of control.

  (h) "Determination Date" means the date on which an Interested Stockholder first became an Interested Stockholder;

  (i) "Equity Security" means:

     (i) Any stock or similar security, certificate of interest, or participation in any profit sharing agreement, voting trust certificate, or certificate of deposit for an equity security;

     (ii) Any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security; or

     (iii) Any put, call, straddle, or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so.

  (j) "Interested Stockholder" means any person (other than the Corporation or any Subsidiary) that:

     (i)(A) Is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding voting stock of the Corporation; or

     (B) Is an Affiliate of the Corporation and at any time within the 2 year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the Voting Power of the then outstanding voting stock of the Corporation.

     (ii) For the purpose of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by the person through application of subsection (d) of this section but may not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

  (k) "Market Value" means:

     (i) In the case of stock, the highest closing sale price during the 30 day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the composite tape, on the New York Stock Exchange, or if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30 day period preceding the date in question on the National Association of Securities Dealers, Inc. automated quotations system or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors of the Corporation in good faith; and

     (ii) In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors of the Corporation in good faith.

  (l) "Subsidiary" means any corporation of which voting stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the Corporation.

  (m) "Valuation Date" means: (i) for a Business Combination voted upon by stockholders, the later of the day prior to the date of the stockholders' vote or the day 20 days prior to the consummation of the Business Combination; and
  (ii) for a Business Combination not voted upon by stockholders, the date of the consummation of the Business Combination.

  (n) "Voting Stock" means shares of capital stock of the Corporation entitled to vote generally in the election of directors.


     IN WITNESS WHEREOF, this Restated Certificate of Incorporation restates and integrates, but does not further amend, the provisions of the Restated Certificate of Incorporation of the Corporation as adopted by the Board of Directors of the Corporation pursuant to Section 245 of the Delaware General Corporation Law, and has been executed and attested to by its duly authorized officers this 29th day of March, 1995.

                              McKESSON CORPORATION



                              By:   /S/Nancy A. Miller
                                    ------------------
                                    Nancy A. Miller
                                    Vice President and Corporate Secretary

Attest:

/S/Lorraine E. Peetz
- --------------------
Lorraine E. Peetz
Assistant Secretary

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